SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.      )
FILED BY THE REGISTRANT  ☐

FILED BY A PARTY OTHER THAN THE REGISTRANT  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Psychemedics Corporation

(Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

C O R P O R A T I O N	BOSTON•LOS ANGELES•CHICAGO
DALLAS•ATLANTA
April 3, 2006
Dear Stockholders:
     We cordially invite you to attend the Annual Meeting of Stockholders, which will be held at the Langham Hotel, 250 Franklin Street, Boston, Massachusetts, on Thursday, May 11, 2006, at 3:00 P.M.
     The notice of the Annual Meeting and the proxy statement on the following pages cover the formal business of the meeting. The Annual Meeting will consider the election of directors for 2006 and ratification of the Company’s 2006 Equity Incentive Plan. I will report on current operations and discuss our plans for growth. We will also have plenty of time for your questions and comments.
     I believe that the Annual Meeting provides an excellent opportunity for stockholders to become better acquainted with the Company and its directors and officers. I hope that you will be able to attend.

Sincerely,

Raymond C. Kubacki, Jr.
Chairman, Chief Executive Officer,
and President

PSYCHEMEDICS CORPORATION
125 Nagog Park
Acton, Massachusetts 01720

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 2006
ELECTION OF DIRECTORS
BUSINESS EXPERIENCE OF NOMINEES AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
PRINCIPAL STOCKHOLDERS AND STOCKHOLDINGS OF MANAGEMENT
APPROVAL OF THE 2006 EQUITY INCENTIVE PLAN
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS
OTHER MATTERS
EXHIBIT A

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 3, 2006
     The Annual Meeting of Stockholders will be held on May 11, 2006 at 3:00 P.M at the Langham Hotel, 250 Franklin Street, Boston, Massachusetts 02110, for the following purposes:
1.	To elect directors of the Company for the ensuing year and until their respective successors are chosen and qualified;

2.	To consider and act upon a proposal to ratify the Company’s 2006 Equity Incentive Plan; and

3.	To consider and act upon matters incidental to the foregoing and to transact such other business as may properly come before the Annual Meeting.
     The Board of Directors has fixed the close of business on March 15, 2006 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting of Stockholders.

By order of the Board of Directors,

Edward S. Brewer, Jr.,
Secretary
     The Company’s Annual Report for 2005 containing a copy of the Company’s Form 10-K (excluding exhibits) for the year ended December 31, 2005 is enclosed herewith.
Please fill in, date, sign and mail promptly the accompanying proxy in the return envelope furnished for that purpose, whether or not you plan to attend the annual meeting.

PSYCHEMEDICS CORPORATION
125 Nagog Park
Acton, Massachusetts 01720
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 11, 2006
     This statement is furnished to the stockholders of PSYCHEMEDICS CORPORATION (hereinafter, the “Company”) in connection with management’s solicitation of proxies to be used at the Annual Meeting of Stockholders on May 11, 2006 and at any adjournment of that meeting. The approximate date on which this proxy statement and accompanying proxy are being sent to stockholders of the Company is April 3, 2006. Each proxy delivered pursuant to this solicitation is revocable at the option of the person executing the same by written notice delivered to the Secretary of the Company at any time before the proxy is voted. A stockholder who attends the Annual Meeting in person may revoke his or her proxy at that time and vote his or her shares if such stockholder so desires.
     Most stockholders of the Company hold their shares through a stockbroker, bank, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholders of Record. If your shares are registered directly in your name with the Company’s transfer agent, EquiServe, you are considered the stockholder of record of those shares and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.
Beneficial Owner. If your shares are held in a stock brokerage account, by a bank, trustee or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker, trustee or nominee who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. Your broker, trustee or nominee is obligated to provide you with a voting instruction card for you to use.
     The presence in person or by proxy of stockholders entitled to cast a majority of the outstanding shares, or 2,583,549 shares, shall constitute a quorum. With respect to the election of Directors, the Company will treat votes withheld as shares that are present for purposes of determining a quorum. A plurality is required to elect Directors, so the four persons receiving the greatest number of votes will be elected. Withheld votes will not affect the outcome of the election. With respect to ratification of the Company’s 2006 Equity Incentive Plan, the Company will treat abstentions as shares that are present and entitled to vote for purposes of determining a quorum. Since a majority of the shares represented at the Annual Meeting and entitled to vote is required for approval, abstentions will have the effect of a vote against approval of this proposal. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for quorum purposes but not as shares entitled to vote with respect to that matter. Accordingly, broker non-votes will have no effect on such a matter.
     All shares represented by a properly executed proxy will be voted unless it is revoked and, if a choice is specified, will be voted in accordance with such specification. If no choice is specified, the proxies will be voted FOR the election of the four nominees named under “Election of Directors”, unless authority to do so is withheld with respect to one or more of the nominees, and FOR ratification of the

Company’s 2006 Equity Incentive Plan. In addition, the proxy will be voted in the discretion of the proxy holders with respect to such other business as may properly come before the Annual Meeting.
     As of March 15, 2006, the Company had outstanding 5,167,097 shares of Common Stock. The Common Stock is the only type of security entitled to vote at the Annual Meeting. Each share of Common Stock entitles the holder of record thereof at the close of business on March 15, 2006 to one vote on each of the matters to be voted upon at the Annual Meeting.
ELECTION OF DIRECTORS
     At the Annual Meeting, directors are to be elected to hold office for the ensuing year and until their respective successors are chosen and qualified. The Board of Directors has fixed the size of the Board at four and has nominated four persons, all of whom are now directors of the Company, to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. If the enclosed proxy is duly executed and received in time for the Annual Meeting, and unless authority to do so is withheld, it will be voted to elect as directors the following nominees: Raymond C. Kubacki, Jr., Harry F. Connick, Walter S. Tomenson and Fred J. Weinert. In the event that any of the nominees becomes unavailable, then the proxy holders shall have the right: (i) to vote for such substitute, if any, as the present Board of Directors may designate; or (ii) to leave a vacancy on the Board.
BUSINESS EXPERIENCE OF NOMINEES AND
EXECUTIVE OFFICERS
     Following is a list of names, ages and positions with the Company of all nominees for election as directors and all executive officers of the Company.

Name	Age	Position
Raymond C. Kubacki, Jr.	61	Chairman of the Board,
		Chief Executive Officer,
		President, Director and Nominee

Harry F. Connick	80	Director and Nominee, Member of
		Audit, Nominating and
		Compensation Committees

Walter S. Tomenson	59	Director and Nominee, Member of
		Audit, Nominating and
		Compensation Committees

Fred J. Weinert	58	Director and Nominee, Member of
		Audit, Nominating and
		Compensation Committees

William R. Thistle	56	Senior Vice President, General
		Counsel

Peter C. Monson	50	Chief Financial Officer, Vice
		President and Treasurer

Michael I. Schaffer, Ph.D.	61	Vice President,
		Laboratory Operations

     All directors hold office until the next Annual Meeting of Stockholders or until their successors are elected. Officers serve at the discretion of the Board of Directors.
     Mr. Kubacki has been the Company’s President and Chief Executive Officer and has served as a director of the Company since 1991. He has also served as Chairman of the Board since November 30, 2003. He is a Director of Integrated Alarm Services Group Inc. He is also a trustee of the Center for Excellence in Education based in Washington, DC.
     Mr. Connick served as District Attorney for Orleans Parish (New Orleans, LA) from 1974 to 2003. In 2002, Mr. Connick received from Drug Czar John P. Walters the Director’s Award for Distinguished Service in recognition of exemplary accomplishment and distinguished service in the fight against illegal drugs. Mr. Connick has been a director of the Company since 2003.
     Mr. Tomenson is a Senior Advisor to Integro Ltd. From 1998 until 2004 he served as Managing Director and Chairman of Client Development of Marsh, Inc.. From January 1, 2005 until March 31, 2005 he served as a consultant to Marsh, Inc. From 1993 to 1998, he was Chairman of FINPRO, the financial services division of Marsh, Inc. He is a director of Marsh, Inc. and of the Trinity College School Fund, Inc. He also serves on the Executive Council of the Inner-City Scholarship Fund. Mr. Tomenson has been a director of the Company since 1999.
     Mr. Weinert is an entrepreneur whose current business activities are concentrated in real estate development, theatre and film development, and also in cosmetic and fragrance distribution. He is the Chairman and Chief Executive Officer of Bella Media Plc. He is also the Chief Executive Officer of Barrington Services Group, Inc., Bella Films LLC, and San Telmo Inc. He has served on the Business Advisory Council for the University of Dayton for over 20 years. Mr. Weinert has been a director of the Company since 1991.
     Mr. Thistle has been a Senior Vice President of the Company since 2001 and General Counsel of the Company since 1995. He was a Vice President of the Company from 1995 to 2001. From 1993 to 1995, he served as Associate General Counsel for MGM Grand in Las Vegas. Mr. Thistle is a board member of the Drug and Alcohol Testing Industry Association.
     Mr. Monson has been the Company’s Chief Financial Officer since 2000. He has served as a Vice President and Treasurer of the Company since 1998.
     Dr. Schaffer has served as Vice President of Laboratory Operations since 1999. Prior to joining the Company, he served as Director of Toxicology, Technical Manager and Responsible Person for the Leesburg, Florida laboratory of SmithKline Beecham Clinical Laboratories, from 1990 to 1999. Dr. Schaffer has been an inspector for the Substance Abuse and Mental Health Services Administration’s National Laboratory Certification Program since 1989. Dr. Schaffer was also a member of the Board of Directors of the American Board of Forensic Toxicologists from 1990 to 1999.
CORPORATE GOVERNANCE
General
     The Company believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders. Over the past few years, the Company has undertaken a comprehensive review of its corporate governance policies and practices in light of the requirements imposed by the Sarbanes-Oxley Act of 2002, Securities and Exchange Commission rules and listing standards imposed by the American Stock Exchange. As part of this review, the Board of Directors has adopted a new charter for the Audit Committee, established a Nominating Committee, adopted a charter for the Nominating Committee and adopted a comprehensive Code of Ethics and Conduct. You may obtain a copy of the Company’s current committee charters and Code of Ethics and

Conduct by writing to the Company at Investor Relations, Psychemedics Corporation, 125 Nagog Park, Acton, Massachusetts 01720. The Nominating Committee Charter is also posted on the Company’s web site at www.psychemedics.com.
Independence
     Under the rules of the American Stock Exchange, a majority of the directors and all of the members of the Audit Committee must qualify as independent directors. Included in such rules is a requirement that the Board of Directors make an affirmative determination that each such director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). The Board of Directors of the Company has determined that none of Messrs. Connick, Tomenson or Weinert has a material relationship with the Company and each of these directors is “independent” as determined under the listing requirements of the American Stock Exchange.
Board of Directors Meetings and Committees
     The Board of Directors has responsibility for establishing broad corporate policies and reviewing the overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of the Company and its stockholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on the Company. Management keeps the directors informed of Company activity through regular reports and presentations at Board and committee meetings.
     The Board of Directors met nine times in fiscal year 2005 (including teleconference meetings). In addition, the directors acted by unanimous written consent in lieu of meetings on five occasions during 2005. During fiscal year 2005, each of the directors attended at least 75% of the total number of meetings of the Board of Directors and the committees of which such director was a member. The Board has standing Audit, Compensation and Nominating Committees. The Audit Committee and the Nominating Committee each has a charter that has been approved by the Board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Mr. Kubacki is the only director who is also an employee of the Company. He does not participate in any meeting at which his compensation is evaluated. All members of all committees are non-employee directors.
     The Company encourages all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting of Stockholders. All of the Company’s directors attended the Company’s Annual Meeting in May, 2005.
      Audit Committee
     The Audit Committee, whose members are Messrs. Connick, Tomenson and Weinert, held six meetings and acted by unanimous written consent in lieu of a meeting on one occasion during 2005. The Audit Committee reviews the appropriateness, quality and acceptability of the Company’s accounting policies and the integrity of financial statements reported to the public, and compliance with legal and regulatory requirements. The Board has determined that each member of the Audit Committee satisfies the requirements of the American Stock Exchange regarding competency in financial matters. In addition, the Board of Directors has determined that Mr. Weinert, the Chairman of the Audit Committee, qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission rules. None of Messrs. Connick, Tomenson or Weinert serves on the audit committees of any other public company. The responsibilities of the Audit Committee and its activities during fiscal year 2005 are described in the Report of the Audit Committee set forth below in this proxy statement.

      Compensation Committee
     The Compensation Committee, whose members are Messrs. Connick, Tomenson and Weinert, held three meetings during 2005. The responsibilities of the Compensation Committee and its activities during fiscal year 2005 are described in the Report of the Compensation Committee on Executive Compensation set forth below in this proxy statement.
     Nominating Committee
     The Nominating Committee, whose members are Messrs. Connick, Tomenson and Weinert, held one meeting during 2005. The Nominating Committee is charged with identifying and screening candidates, consistent with criteria approved by the Board of Directors, and making recommendations to the Board of Directors as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors. The Board of Directors has determined that each of the members of the Nominating Committee is independent as defined in the American Stock Exchange’s listing standards.
     The Nominating Committee identifies Board candidates through numerous sources, including recommendations from Directors, executive officers and stockholders of the Company. The Nominating Committee evaluates identified Board candidates based on the criteria established by and periodically reviewed by the Nominating Committee. The Nominating Committee seeks to identify those individuals most qualified to serve as Board members and will consider many factors with regard to each candidate, including judgment, integrity, diversity, prior experience, the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be desirable as a member of any committees of the Board, and the candidate’s willingness to devote the time and effort required for Board responsibilities. Selected candidates are interviewed by members of the committee and certain other Board members. Based on the foregoing, the Nominating Committee makes recommendations to the Board with respect to director nominees.
     The Company’s stockholders may recommend individuals to the Nominating Committee for consideration as potential director candidates at the Company’s 2007 Annual Meeting by submitting their names and appropriate background and biographical information to the Company’s Nominating Committee, Psychemedics Corporation, 125 Nagog Park, Acton, Massachusetts 01720 not later than December 3, 2006. Assuming that the appropriate information has been timely provided, the Nominating Committee will consider these candidates substantially in the same manner as it considers other Board candidates it identifies.
Stockholder Communications
     Historically, the Company has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the Board or individual directors, as applicable, hear the views of stockholders and that appropriate responses are provided to stockholders in a timely manner. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Secretary of the Company, Psychemedics Corporation, 125 Nagog Park, Acton, Massachusetts 01720, with a request to forward the same to the intended recipient.
Report of the Audit Committee
     The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee oversees the financial reporting process on behalf of the Board of Directors, reviews financial disclosures, and meets privately, outside the presence of management, with the independent auditors to discuss internal accounting control policies and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviews the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to the Board of Directors. The Audit Committee also selects and appoints the independent auditors, reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, and pre-approves the independent auditors’ fees. The Audit Committee operates under a written charter adopted by the Board of Directors.
     The Audit Committee is composed of three non-employee directors, Messrs. Connick, Tomenson and Weinert, each of whom is an “independent director” under the rules of the American Stock Exchange governing the qualifications of the members of audit committees. The Audit Committee held six meetings and acted by unanimous written consent in lieu of a meeting once during 2005. Mr. Weinert qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. In addition, the Board of Directors has determined that each member of the Audit Committee meets the minimum standards regarding competency in financial matters required under the rules of the American Stock Exchange. None of Messrs. Connick, Tomenson and Weinert serves on the audit committees of any other public company.
     The Audit Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee has discussed with the independent auditors (i) the matters required to be discussed under Codification of Statements on Auditing Standards, AU§380, and (ii) the auditors’ independence from the Company and its management, including the matters in the written disclosures we received from the auditors as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”. The Audit Committee concluded that BDO Seidman’s provision of audit and non-audit services to the Company is compatible with BDO Seidman’s independence. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
     Members of the Audit Committee:
Harry F. Connick
Walter S. Tomenson
Fred J. Weinert
Independent Auditors Fees and Other Matters
     The following table presents fees for audit services rendered by the Company’s independent auditors for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and 2004, and fees billed for other services during those periods.

	Fiscal Year	Fiscal Year
	2005	2004
Audit Fees (1)	$116,500	$103,000

Audit-Related Fees (2)	8,200	7,900

Tax Fees (3)	31,200	26,800

All Other Fees (4)	2,000	3,250

Total	$157,900	$140,950

(1)	Audit Fees – Fees for professional services rendered to the Company (or estimates of fees for services to be rendered ) in connection with auditing the Company’s annual financial statements and reviewing the interim financial information included in the Company’s Quarterly Reports on Form 10-Q.

(2)	Audit-Related Fees – Fees billed to the Company for services related to the audit of the Company’s financial statements, that are not reported under Audit Fees, which include due diligence assistance in connection with accounting consultations and audit work performed on certain of the Company’s benefit plans.

(3)	Tax Fees – Fees billed to the Company related to tax compliance and consultation.

(4)	All other Fees – Fees billed to the Company for other permissible services that do not fit within the aforementioned categories.
Audit Committee Pre-Approval Policy of Audit and Permissible Non-Audit Services of Independent Auditors
     The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors, in accordance with this pre-approval policy, and the fees for the services performed to date.
Director Compensation
     Mr. Kubacki receives no additional compensation for serving on the Company’s Board of Directors. Each of the Company’s outside (non-employee) directors receives cash compensation of $30,000 per year, or $7,500 per quarter. In addition, Mr. Weinert, the Chairman of the Audit Committee, receives additional cash compensation of $7,500 per year ($1,875 per quarter).
     On May 24, 2005, Messrs. Connick, Tomenson and Weinert, who constituted the Company’s outside directors, were each granted options to acquire shares of Common Stock of the Company. Mr. Connick was granted options to acquire 5,150 shares, Mr. Tomenson was granted options to acquire 10,350 shares and Mr. Weinert was granted options to acquire 18,650 shares. Each such option was granted under the 2000 Stock Option Plan, had a term of 10 years, had an exercise price of $14.40 per share, representing the mean of the high and low sales prices of such Common Stock on May 23, 2005, and was exercisable in full on the date of grant.

EXECUTIVE COMPENSATION
Summary of Cash and Certain Other Compensation
     The following table shows, for the fiscal years ended December 31, 2005, 2004 and 2003, the cash compensation paid by the Company or accrued, as well as certain other compensation paid or accrued for such year, to the Company’s Chief Executive Officer, and the Company’s four other most highly compensated executive officers (collectively the “named executive officers”).
Summary Compensation Table

					Long-Term
					Compensation
	Annual Compensation				Awards
Name and				Other Annual	Securities	All Other
Principal		Salary	Bonus	Compensation	Underlying	Compen-
Position	Year	$	$	$	Options(#)	sation($)
Raymond C.	2005	305,563	63,000	(1)	77,300	6,300	(2)
Kubacki, Jr.	2004	285,289	29,000	(1)	10,000	6,150	(2)
Chairman, CEO,	2003	275,000	0	(1)	0	6,029	(2)
& President

William R. Thistle	2005	229,313	46,600	(1)	40,600	6,300	(2)
Senior Vice President	2004	220,570	22,250	(1)	5,000	6,150	(2)
& General Counsel	2003	215,000	0	(1)	0	5,798	(2)

Michael I. Schaffer	2005	184,959	38,000	(1)	16,600	5,331	(2)
Vice President	2004	175,999	17,650	(1)	3,000	5,470	(2)
Laboratory	2003	166,261	0	(1)	0	4,156	(2)
Operations

Peter C. Monson	2005	144,986	29,600	(1)	17,100	4,754	(2)
Vice President,	2004	138,492	13,970	(1)	3,000	4,287	(2)
Treasurer, and	2003	135,000	0	(1)	0	4,050	(2)
Chief Financial Officer

William Dausey	2005	142,157	0	(1)	10,000	4,672	(2)
Vice President,	2004	136,566	14,000	(1)	3,000	4,222	(2)
Sales	2003	130,000	0	(1)	0	3,900	(2)

(1)	Any perquisites or other personal benefits received from the Company by the named executive were substantially less than the reporting thresholds established by the Securities and Exchange Commission (the lesser of $50,000 or 10% of the individual’s cash compensation).

(2)	Employer contribution under 401(k) Retirement Plan.

Stock Option Grants Table
     The following table contains information concerning the grant of stock options to the named executive officers of the Company during the Company’s fiscal year ended December 31, 2005:
Option Grants In Last Fiscal Year

			% of Total			Potential Realizable Value
			Options	Exercise		of Assumed Annual Rate
			Granted to	or Base		of Stock Appreciation
	Options		Employees in	Price	Expiration	for Option Term
NAME	Granted(1)		Fiscal Year	($/sh)(2)	Date	0%	5%($)	10%($)
Raymond C. Kubacki, Jr.	77,300	(3)	32	14.40	5-24-15	0	700,035	1,774,027

William R. Thistle	40,600	(4)	17	14.40	5-24-15	0	367,677	931,766

Michael I. Schaffer	16,600	(5)	7	14.40	5-24-15	0	150,331	380,968

Peter C. Monson	17,100	(6)	7	14.40	5-24-15	0	154,859	392,443

William Dausey	10,000	(7)	4	14.40	5-24-15	0	90,561	229,499

(1)	These options were granted pursuant to the Company’s 2000 Stock Option Plan. All of the options granted were exercisable in full on the date of grant.

(2)	Represents the market value on the date of grant.

(3)	Of these options, options with respect to 4,866 shares are incentive stock options; options with respect to 72,434 shares are non-qualified stock options.

(4)	Of these options, options with respect to 3,975 shares are incentive stock options; options with respect to 36,625 shares are non-qualified stock options.

(5)	Of these options, options with respect to 6,350 shares are incentive stock options; options with respect to 10,250 shares are non-qualified stock options

(6)	Of these options, options with respect to 6,350 shares are incentive stock options; options with respect to 10,750 shares are non-qualified stock options.

(7)	Of these options, options with respect to 6,350 shares are incentive stock options; options with respect to 3,650 shares are non-qualified stock options.
Option Exercises and Year-End Values
     The following table sets forth information with respect to each of the named executive officers concerning each exercise of stock options during the fiscal year and the number and value of unexercised options held as of December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

			Number of unexercised		Value of unexercised
	Shares	Value	options at fiscal		in-the-money options at
	Acquired	Realized	year-end(#)		fiscal year-end ($) (2)
Name	on Exercise	($) (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Raymond C. Kubacki, Jr.	38,625	81,621	142,615	2,187	20,287	262
William R. Thistle	0	0	77,225	3,125	10,875	375
Michael I. Schaffer	0	0	38,975	625	6,075	75
Peter C. Monson	0	0	36,975	625	6,075	75
William Dausey	0	0	27,375	625	6,075	75

(1)	Value realized represents the difference between the closing price of the Common Stock on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.

(2)	Represents the fair market value of the Company’s Common Stock on December 31, 2005 ($13.80 per share, based on the closing price on the American Stock Exchange) minus the exercise price per share, of the in-the-money options, multiplied by the number of shares subject to each option.
Change in Control Agreements
     The Company has entered into arrangements with Messrs. Kubacki and Thistle providing for severance benefits for a period of up to 12 months in the event of termination within 12 months following a change in control (as defined in the agreements). The agreements provide for severance benefits only if (1) the Company terminates the employee (other than termination for “cause”), or (2) the employee terminates his employment for “good reason” (as defined in his agreement), in either case within 12 months after a change in control (as defined in the agreements). The agreements do not provide for severance benefits in the event of an employee’s death or disability, or in the event of his voluntary termination without good reason. The agreements also provide that the employee shall not compete with the Company during the period in which he is entitled to receive severance payments. Except for such change in control severance agreements, neither Mr. Kubacki nor Mr. Thistle has an employment agreement with the Company.
     In connection with the grants by the Company to Mr. Kubacki and to Mr. Thistle of options to acquire shares of the Company’s Common Stock, the Company agreed that notwithstanding the vesting schedule stated in the applicable option agreement, such options would become exercisable in full upon a change in control (as defined in each applicable option agreement) of the Company.

Report of the Compensation Committee on Executive Compensation
The following Report of the Compensation Committee of the Board of Directors and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.
     The Company’s compensation policies for its executive officers are carried out by the Compensation Committee consisting of Messrs. Connick, Tomenson and Weinert. The Compensation Committee establishes compensation policies for the Company and approves employment agreements and salary increases for executive officers, and approves the grant of stock options by the Company.
     The Company’s executive compensation program is designed to attract, retain and reward executive officers who are responsible for leading the Company in achieving its business objectives. This report is submitted by the Compensation Committee and addresses the compensation policies for fiscal year 2005 as they affected Mr. Kubacki, in his capacity as Chief Executive Officer of the Company, and the other executive officers of the Company.
           Compensation Philosophy
     The Company’s executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and industrious employees. The Company’s policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. The compensation program is also designed to link the interests of the Company’s executive officers to the interests of the Company’s stockholders.
     At present, the executive compensation program is comprised of salary, cash incentive opportunities, long-term incentive opportunities in the form of stock-based awards, and benefits typically offered to executive officers by major corporations. As an executive officer’s level of responsibility increases, the greater the mix of compensation shifts to reliance on the value of the Common Stock through stock-based awards.
     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a public company for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. It is the Board’s objective to maximize deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. Accordingly, with respect to compensation payable to an applicable executive officer which would otherwise be nondeductible, it is the Company’s policy that such amounts be deferred until the limitation on deductibility no longer applies with respect to such person.
           Compensation Elements
                Base Salary
     At the executive officer level, base salaries are conservative when compared with companies of similar size and financial performance. Salary ranges are assigned to each position based on a comparison of the Company’s positions with similar positions in companies of similar size in the Company’s industry, with range midpoints established at the average of the marketplace. Actual salaries within the appropriate range depend upon individual performance, experience and internal equity and are reviewed and may be adjusted annually by the Company. Salary levels for executive officers, other than the Chief Executive Officer, for 2005, were set by the Compensation Committee, based on the recommendation of Mr. Kubacki, the Chief Executive Officer, using the foregoing criteria.

                Incentive Compensation
     For 2005, executive officers of the Company were eligible to earn as bonus compensation up to twenty percent of their respective base salaries, one-half of which (i.e. up to ten percent (10%) of base salary) was payable based on achievement by the Company of certain earnings targets for the year, and one half (i.e. up to an additional ten percent (10%) of base salary) was payable based on achievement of individual written key performance objectives for 2005, subject to the ratification and approval by the Compensation Committee at the time of payment.
                Stock-Based Awards
     In May, 2005, the Compensation Committee granted options under the Company’s 2000 Stock Option Plan (the “2000 Stock Option Plan”) to executive officers and other key employees based, in part, on 2004 operating results. In March 2006, the Compensation Committee adopted the Company’s 2006 Equity Incentive Plan (the “2006 Equity Incentive Plan”) for officers, directors, employees and consultants, subject to stockholder approval at the 2006 Annual Meeting of Stockholders. The 2006 Equity Incentive Plan is intended to replace the 2000 Stock Option Plan. Under both the 2000 Stock Option Plan and the 2006 Equity Incentive Plan the Compensation Committee is authorized to grant options to executive officers with terms of up to ten years. The Compensation Committee has discretion with respect to the terms and conditions of option grants including the determination of when options become exercisable. In granting the stock options to executive officers, the Compensation Committee takes into account the practices of other companies of comparable size as well as the executive officer’s level of responsibility and past contributions to the Company. Under the 2006 Equity Incentive Plan, the Company is also authorized to grant restricted stock, issue stock bonuses or grant other stock-based awards.
     Compensation to the Chief Executive Officer
     Mr. Kubacki’s annual base salary was increased in May, 2005 to $315,000 per year, an increase of 8.6%. The primary factor considered in establishing Mr. Kubacki’s base compensation was the base compensation paid to chief executive officers of comparably sized publicly held corporations. Also considered was the Company’s continued profitability despite uncertain economic times under Mr. Kubacki’s leadership, including record earnings in 2004, representing an increase in net income of 127% over 2003. In May, 2005, Mr. Kubacki was also granted options to acquire 77,300 shares of the Company’s Common Stock at an exercise price of $14.40 per share, representing the market price on the date of grant. On February 2, 2006, Mr. Kubacki was also awarded a cash bonus of $63,000 based primarily on achievement by the Company of certain earnings targets in 2005. The Company achieved record revenue and net income amounts for 2005. Per share earnings increased by over 44% compared to the prior year.
Harry F. Connick
Walter S. Tomenson
Fred J. Weinert

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG PSYCHEMEDICS CORPORATION,
AMEX MARKET INDEX AND RUSSELL 2000 INDEX
ASSUMES $100 INVESTED ON JAN. 1, 2001
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2005

	2000	2001	2002	2003	2004	2005
PSYCHEMEDICS CORPORATION	100.00	81.45	47.07	49.07	69.75	76.33
RUSSELL 2000 INDEX	100.00	95.39	91.58	124.66	142.75	157.43
AMEX MARKET VALUE INDEX	100.00	101.02	79.22	115.16	135.31	139.81

(1)	The above graph assumes a $100 investment on January 1, 2001, through the end of the 5-year period ended December 31, 2005 in the Company’s Common Stock, the Russell 2000 Index and the AMEX Market Value Index. The prices all assume the reinvestment of dividends.

(2)	The Russell 2000 Index is comprised of the smallest 2,000 companies in the Russell 3,000 Index. The Company has been unable to identify a peer group of companies that engage in testing of drugs of abuse, except for large pharmaceutical companies where such business is insignificant to such companies’ other lines of businesses. The Company therefore uses in its proxy statements a peer index based on market capitalization.

(3)	The AMEX Market Value Index includes companies whose shares are traded on the American Stock Exchange.

PRINCIPAL STOCKHOLDERS AND
STOCKHOLDINGS OF MANAGEMENT
     The following table shows, as of March 15, 2006, the number of shares beneficially owned (i) by those stockholders who are known to the Company to own beneficially more than five percent of the outstanding Common Stock of the Company, (including their addresses) (ii) by each director and nominee for director of the Company, (iii) by each named executive officer, and (iv) by all directors and executive officers as a group.

	Amount and Nature of		Percentage
Name	Beneficial Ownership(1)		Owned(2)
H. Wayne Huizenga	589,135	(3)	11.4%
450 E. Las Olas Blvd. Suite 1500 Fort Lauderdale, FL 33301

Cortina Asset Management, LLC	383,464		7.4%
330 East Kilbourn Avenue Suite 850 Milwaukee, WI 53202

Ashford Capital Management, Inc.	330,300		6.4%
P.O. Box 4172 Wilmington, DE 19807

Raymond C. Kubacki, Jr.	209,323	(4)	3.9%

Fred J. Weinert	166,332	(4)(5)	3.2%

William R. Thistle	80,350	(4)	1.5%

Walter S. Tomenson	42,538	(4)	*

Michael I. Schaffer	39,600	(4)	*

Peter C. Monson	37,600	(4)	*

William Dausey	28,000	(4)	*

Harry F. Connick	16,738	(4)	*

All Executive Officers and	620,481	(6)	11.0%
Directors as a group (8 persons)

*	denotes ownership of less than 1%

(1)	Shares are considered beneficially owned, for the purpose of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security, or if the person has the right to acquire beneficial ownership within sixty (60) days, unless otherwise indicated in these footnotes.

(2)	Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person shown in this table.

(3)	Includes: (i) 395,866 shares held by a limited partnership controlled by said individual and (ii) 2,035 shares owned by said individual’s spouse.

(4)	Includes the following number of shares of Common Stock which the individual has a right to acquire within 60 days pursuant to the exercise of options: Mr. Kubacki – 144,802 ; Mr. Weinert – 65,950 ; Mr. Thistle – 80,350 ; Mr. Tomenson – 42,538; Dr. Schaffer – 39,600 ; Mr. Monson – 37,600 ; Mr. Dausey – 28,000; and Mr. Connick – 16,738.

(5)	Includes 79,532 shares held by Mr. Weinert as trustee under the Fred J. Weinert, Jr. Revocable Insurance Trust u/t/a dated May 17, 1982.

(6)	Includes 455,578 shares which the executive officers and directors have the right to acquire within 60 days pursuant to the exercise of options.
APPROVAL OF THE 2006 EQUITY INCENTIVE PLAN
     On March 22, 2006, the Company adopted the 2006 Equity Incentive Plan, subject to stockholder approval at the 2006 Annual Stockholders’ meeting. Up to 250,000 shares of Common Stock (subject to adjustment in the event of stock splits, stock dividends and other similar events) may be issued under the 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan is intended to benefit the Company and its subsidiaries through offering certain present and future officers, directors, employees and consultants a favorable opportunity to become holders of stock in the Company over a period of years, thereby giving them a permanent stake in the growth and prosperity of the Company and encouraging the continuance of their services with the Company and/or its subsidiaries through (a) the grant of options which qualify as “incentive stock options” under Section 422(b) of the Internal Revenue Code of 1986, as amended, (b) the grant of options which do not qualify as incentive stock options (“non-qualified stock options”), (c) the issuance of restricted stock, (d) the grant of stock bonuses, or (e) the grant or issuance of other stock-based rights, which may include, for example, stock appreciation rights and restricted stock units (all of the foregoing being hereinafter referred to collectively as “Awards”). A copy of the 2006 Equity Incentive Plan is included with this proxy statement as Exhibit A.
     The 2006 Equity Incentive Plan is intended to replace the Company’s 2000 Stock Option Plan, however options that are currently outstanding under the 2000 Stock Option Plan will remain issued and outstanding and will not be affected by the adoption of the new Plan. Upon approval by the shareholders of the 2006 Equity Incentive Plan, the 88,211 shares currently available for grant under the 2000 Stock Option Plan will no longer be available for issuance. Similarly, in the event of the cancellation or expiration of options under the 2000 Stock Option Plan prior to exercise, such shares will not be available for grant under the 2006 Plan. However, if stockholders do not approve the 2006 Equity Incentive Plan, then the 88,211 shares currently available under the 2000 Stock Option Plan any additional shares that become available due to such cancellation or expiration under the 2000 Stock Option Plan will remain available for grant under the 2000 Stock Option Plan.
Administration
     The 2006 Equity Incentive Plan is administered by the Compensation Committee of the Board of Directors. Awards under the 2006 Equity Incentive Plan may be made to employees and consultants of the Company or any subsidiary, and to officers and members of the Company’s Board of Directors, whether or not they are employees. Each Award is to become exercisable in such installments as may be determined by the Compensation Committee. The maximum number of Awards that may be granted in a single fiscal year to an individual is 100,000.
     The Compensation Committee has the discretion to specify the extent to which Awards expire in the event of voluntary or involuntary termination of employment or in the event of violation of any duty not to compete or not to disclose confidential Company information. The Compensation Committee also has the discretion to make stock options and other Awards transferable (for example, to family members).

     The exercise price of stock options granted under the 2006 Equity Incentive Plan may not be less than the fair market value of a share of Common Stock of the Company on the date the option is granted, which is defined as the mean of the high and low sales prices of such Common Stock on the American Stock Exchange on the trading day immediately preceding the date the option is granted. An incentive stock option granted to a person who owns more than 10% of the Company’s outstanding Common Stock must have an exercise price of not less than 110% of fair market value. The full exercise price must be paid at the time of exercise either in cash, by tendering previously acquired shares, or by a combination of the above. The Compensation Committee may also allow cashless exercises. In connection with the exercise of options, the Compensation Committee may make loans to optionees in its discretion, subject to certain terms and conditions (including certain rules of the Securities and Exchange Commission which prohibits Company loans to executive officers and directors) not inconsistent with the 2006 Equity Incentive Plan. Such loans shall bear interest rates, as determined by the Compensation Committee, which may not be below the applicable federal rate, as defined in the Internal Revenue Code of 1986, as amended. No such loan may exceed the fair market value of the shares covered by the options, or portion thereof, exercised by the optionee.
     Awards issued under the 2006 Equity Incentive Plan expire at such time as the Compensation Committee determines from time to time, but not later than the tenth anniversary of the date of grant. Awards issued under the 2006 Equity Incentive Plan shall be subject to such restrictions and conditions as the Compensation Committee may approve, which need not be the same for each grant or for each participant. The Compensation Committee may further impose such restrictions on shares acquired upon the exercise of an option or other share-based Award granted under the Plan as it deems advisable.
     The Compensation Committee may further amend or terminate the 2006 Equity Incentive Plan in whole or in part at any time, subject to any requirement of stockholder approval imposed by any applicable law, rule or regulation. No amendment, modification or termination of the 2006 Equity Incentive Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the holder of the Award.
Federal Income Tax Consequences
     The following is a summary of the effect of U.S. federal income taxation on the 2006 Plan participants and the Company. This summary does not discuss the income tax laws of any other jurisdiction in which the recipient of the award may reside. (“Code” is the Internal Revenue Code of 1986, as amended.)
     Incentive Stock Options (ISOs). Participants pay no income tax at the time of grant or exercise of an ISO. The participant will recognize long term capital gain or loss on the sale of the shares acquired on the exercise of the ISO if the sale occurs at least two years after the grant date and more than one year after the exercise date. If the sale occurs earlier than the expiration of these holding periods, then the participant will recognize ordinary income equal to the lesser of the difference between the exercise price of the option and the fair market value of the shares on the exercise date or the difference between the sales price and the exercise price. Any additional gain on the sale will be capital gain. The Company can deduct the amount that the participant recognizes as ordinary income.
     Nonstatutory Stock Options and Stock Appreciation Rights. There is no tax consequence to the participant at the time of grant of a nonstatutory stock option or stock appreciation right. Upon exercise, the excess, if any, of the fair market value of the shares over the exercise price will be treated as ordinary income. Any gain or loss realized on the sale of the shares will be treated as a capital gain or loss. The Company may deduct the amount, if any, that the participant recognizes as ordinary income.
     Restricted Stock. The fair market value of the shares subject to the award is taxable as ordinary income when no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Unless an election pursuant to Code Section 83(b) is made (subjecting the value of the shares on the award date to current income tax), income tax is paid by the participant on the value of the shares at ordinary rates when the restrictions lapse and the Company will be entitled to a corresponding deduction. Any subsequent gain or loss realized on a sale of the shares will be treated as a capital gain or loss.
     Stock Bonus Awards. The fair market value of the shares subject to the award is taxable as ordinary income on the date of grant, assuming the shares are not subject to a substantial risk of forfeiture. Any subsequent gain or loss realized on a sale of the shares will be treated as a capital gain or loss.
     Restricted Stock Units and Performance Shares. No taxes are due upon the grant of the award. The fair market value of the shares subject to the award is taxable to the participant when the stock is distributed to the participant, subject to the limitations of Code Section 409A. The Company may be entitled to deduct the amount, if any, that the participant recognizes as ordinary income.
     Section 162(m). Code Section 162(m) denies a deduction for annual compensation in excess of $1 million paid to “covered employees.” “Performance-based compensation” is disregarded for this purpose. Stock option and stock appreciation rights granted under the 2006 Plan qualify as “performance-based compensation.” Other awards will be “performance-based compensation” if their grant or vesting is subject to performance objectives that satisfy Section 162(m).
     As of the date of this proxy statement, no Awards had been granted under the 2006 Equity Incentive Plan. The closing price of the Company’s Common Stock on the American Stock Exchange on March 27, 2006 was $17.79 per share.
     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is necessary to ratify the 2006 Equity Incentive Plan.
     THE COMPENSATION COMMITTEE BELIEVES THAT THE APPROVAL OF THE 2006 EQUITY INCENTIVE PLAN WILL CONTINUE TO PROMOTE THE LONG-TERM FINANCIAL SUCCESS OF THE COMPANY BY AFFORDING AN ADDITIONAL OPPORTUNITY TO ALIGN THE INTERESTS OF OFFICERS, DIRECTORS, EMPLOYEES, AND CONSULTANTS WITH THOSE OF STOCKHOLDERS.
     THE COMPENSATION COMMITTEE RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE 2006 EQUITY INCENTIVE PLAN.
Section 16(a) Beneficial Ownership Reporting Compliance
     Based solely on its review of copies of reports filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or written representations from persons required to file such reports (“Reporting Persons”), except as described below, the Company believes that all such filings required to be made by such Reporting Persons with respect to fiscal year 2005 were timely made in accordance with the requirements of the Exchange Act. Mr. Kubacki filed one Form 4 to report the exercise of an option and sale of the underlying shares after the date specified therefor.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Company’s Audit Committee has approved BDO Seidman, LLP as the Company’s independent registered public accounting firm for fiscal year 2006. Notwithstanding such approval, the Audit Committee in its discretion may direct the appointment of a different firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of BDO Seidman, LLP will be available at the Annual Meeting to respond to questions.

STOCKHOLDER PROPOSALS
     Proposals of stockholders intended to be presented at the 2007 Annual Meeting of Stockholders must comply with Rule 14a-8 of the Securities and Exchange Commission issued under the Securities Exchange Act of 1934, and must be received at the principal executive offices of the Company not later than December 3, 2006.
OTHER MATTERS
     The Board of Directors knows of no other matters which may come before the Annual Meeting. However, if any matter not now known is presented at the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matter.
     The Company will bear the cost of solicitation of proxies. Solicitations of proxies by mail may be followed by telephone or other personal solicitation of certain stockholders by officers or other employees of the Company.

By order of the Board of Directors,

EDWARD S. BREWER, JR.,
Secretary
April 3, 2006

EXHIBIT A
PSYCHEMEDICS CORPORATION
2006 EQUITY INCENTIVE PLAN
      1. Establishment, Objectives and Duration
     A. Establishment of the Plan. Effective March 22, 2006 (the “Effective Date”), Psychemedics Corporation, a Delaware corporation (hereinafter referred to as the “Company”), established an incentive compensation plan known as the Psychemedics Corporation 2006 Equity Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.
     B. Purpose. The purpose of the Plan is to encourage key employees of the Company and of any present or future parent or subsidiary of the Company (collectively, “Related Corporations”) and other individuals who render services to the Company or a Related Corporation (collectively “Participants”), by providing opportunities to participate in the ownership of the Company and its future growth through (a) the grant of options which qualify as “incentive stock options” (“ISOs”) under Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”); (b) the grant of options which do not qualify as ISOs (“Non-Qualified Options”); (c) the issuance of the Company’s Common Stock, par value $.005 per share (“Common Stock”) subject to restrictions and to possible forfeiture upon the occurrence of specified events (“Restricted Stock”); (d) awards of shares of Common Stock (“Stock Bonus Awards”); or (e) other stock-based awards that may be denominated or payable in, valued in whole or in part by reference to or otherwise based on the Common Stock, including, but not limited to performance units, stock appreciation rights (payable in             shares), restricted stock units or dividend equivalents, each of which may be subject to certain vesting requirements or to the attainment of certain pre-established performance goals (hereinafter referred to collectively as “Other Stock-based Awards”). Both ISOs and Non-Qualified Options are referred to hereafter individually as an “Option” and collectively as “Options.” Options, Restricted Stock, Stock Bonus Awards and Other Stock Based Awards are referred to hereafter collectively as “Awards.” As used herein, the terms “parent” and “subsidiary” mean “parent corporation” and “subsidiary corporation,” respectively, as those terms are defined in Section 424 of the Code
     C. Prior Plan Superseded. Subject to shareholder approval of this Plan at the Company’s 2006 Annual Stockholders’ Meeting, this Plan is intended to replace and supersede the Company’s 2000 Stock Option Plan as amended (the “Prior Plan”), provided, however that each outstanding option under the Prior Plan shall remain in full force and effect in accordance with the terms of the option agreement evidencing such option as in effect on the Effective Date, and provided further however, that in the event this Plan is not so approved by the stockholders of the Company, then the 2000 Stock Option Plan shall remain in existence.
     D. Duration of the Plan. The Plan commenced on the Effective Date and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to paragraph 11 hereof, until all shares subject to it shall have been purchased or acquired according to the Plan’s provisions.
      2. Administration of the Plan.
     A. Board or Committee Administration. The Plan shall (be administered by the Board of Directors of the Company (the “Board”) or, subject to paragraph 2(D) (relating to compliance with Section 162(m) of the Code), by a committee appointed by the Board (the “Committee”). Hereinafter, all references in this Plan to the “Committee” shall mean the Board if no Committee has been appointed. Subject to ratification of the grant or authorization of each Award by the Board (if so required by applicable state law), and subject to the terms of the Plan, the Committee shall have the authority to:
     1. construe and interpret the Plan, any written agreement evidencing an Award (an “Award Agreement”) and any other agreement or document executed pursuant to the Plan;
     2. prescribe, amend and rescind rules and regulations relating to the Plan or any Award, including determining the forms and agreements used in connection with the Plan; provided that the Committee may delegate to the President the authority to approve revisions to the forms and agreements used in connection with the Plan that are designed to facilitate Plan administration, and that are not inconsistent with the Plan or with any resolutions of the Committee relating to the Plan;
     3. select persons to receive Awards;
     4. determine the terms of Awards;
     5. determine the number of Shares or other consideration subject to Awards;
     6. determine whether Awards will be granted singly, in combination, or in tandem with, in replacement of, or as alternatives to, other Awards under the Plan or any other incentive or compensation plan of the Company;
     7. grant waivers of Plan or Award conditions;
     8. determine the vesting, exercisability, transferability, and payment of Awards;
     9. correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award Agreement;
     10. determine whether an Award has been earned;
     11. amend the Plan; or
     12. make all other determinations necessary or advisable for the administration of the Plan.
The interpretation and construction by the Committee of any provisions of the Plan or of any Award granted under it shall be final unless otherwise determined by the Board. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.
     B. Committee Actions. The Committee may select one of its members as its chairman, and shall hold meetings at such time and places as it may determine. A majority of the Committee shall constitute a quorum and acts of a majority of the members of the Committee at a meeting at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee (if consistent with applicable state law), shall be the valid acts of the Committee. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.
     C. Grant of Awards to Board Members. Awards may be granted to members of the Board. All grants of Awards to members of the Board shall in all respects be made in accordance with the provisions of this Plan applicable to other eligible persons. Members of the Board who either (i) are eligible to receive grants of Awards pursuant to the Plan or (ii) have been granted Awards may vote on any matters affecting the administration of the Plan or the grant of any Awards pursuant to the Plan, except that no such member shall act upon the granting to himself or herself of Awards, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting to such member of Awards.
     D. Performance-Based Compensation. The Board, in its discretion, may take such action as may be necessary to ensure that Awards granted under the Plan qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and applicable regulations promulgated thereunder (“Performance-Based Compensation”). Such action may include, in the Board’s discretion, some or all of the following (i) if the Board determines that Awards granted under the Plan generally shall constitute Performance-Based Compensation, the Plan shall be administered, to the extent required for such Awards to constitute Performance-Based Compensation, by a Committee consisting solely of two or more “outside directors” (as defined in applicable regulations promulgated under Section 162(m) of the Code) and (ii) Awards granted under the Plan may be subject to such other terms and conditions as are necessary for compensation recognized in connection with the exercise or disposition of such Award or the disposition of Common Stock acquired pursuant to such Award, to constitute Performance-Based Compensation.
     E. Section 409A of the Code. The Committee, in its discretion, may take such action as may be necessary to ensure that Awards granted under the Plan are in compliance with, or are exempt from, the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Plan or any agreement granting an Award under the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Committee without the consent of the Grantee).
     3. Eligible Employees and Others. ISOs may be granted only to employees of the Company or any Related Corporation. Awards other than ISO may be granted to any employee, officer or director (whether or not also an employee) or consultant of the Company or any Related Corporation. The Committee may take into consideration a Participant’s individual circumstances in determining whether to grant an Award. The granting of any Award to any individual or entity shall neither entitle that individual or entity to, nor disqualify such individual or entity from, participation in any other grant of Awards.
     4. Stock.
     A. Aggregate Limit. The stock subject to Awards shall be authorized but unissued shares of Common Stock, or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is 250,000, subject to adjustment as provided below in subparagraph C and in paragraph 10. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Company, or if restricted shares of Common Stock or other Award issued under the Plan subject to a vesting schedule shall be repurchased by the Company or canceled prior to being fully vested, the shares of Common Stock subject to such Option that are unpurchased, the restricted shares of Common Stock that are repurchased, or the shares subject to the other

Award that is canceled as the case may be, shall again be available for grants of Awards under the Plan.
     B. Per Person Limit. No employee of the Company or any Related Corporation may be granted Awards covering, in the aggregate, more than 100,000 shares of Common Stock under the Plan during any fiscal year of the Company.
     C. Adjustment of Shares. If the number of outstanding shares of Common Stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of shares of Common Stock reserved for issuance under the Plan set forth in subparagraph A , (b) the exercise prices of and number of shares of Common Stock subject to outstanding Options and Other Stock-Based Awards, (c) the 250,000 maximum number of shares that may be issued under the Plan, and (d) the 100,000 maximum number of shares that may be issued to an individual in any one calendar year set forth in subparagraph B, will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the fair market value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee; and provided further that the Exercise Price of any Option may not be decreased to below the par value of the Shares.
     5. Granting of Awards. Awards may be granted under the Plan at any time on or after the Effective Date. The date of grant of an Award under the Plan will be the date specified by the Committee at the time it grants the Award; provided, however, that such date shall not be prior to the date on which the Committee acts to approve the grant.
     6. Options.
     A. General. Options shall be evidenced by instruments (which need not be identical) in such forms as the Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in this paragraph 6 and may contain such other provisions as the Committee deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of Options. The Committee may specify that any Non-Qualified Option shall be subject to the restrictions set forth herein with respect to ISOs, or to such other termination and cancellation provisions as the Committee may determine.
     B. Exercise Price for Options. The exercise price per share specified in the agreement relating to each Option granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the date of grant. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply.
     C. $100,000 Annual Limitation on lSO Vesting. Each eligible employee may be granted Options treated as ISOs only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Company and any Related Corporation, ISOs do not become exercisable for the first time by such employee during any calendar year with respect to stock having a fair market value (determined at the time the ISOs were granted) in excess of $100,000. The Company intends to designate any Options granted in excess of such limitation as Non-Qualified Options, and the Company shall issue separate certificates to the optionee with respect to Options that are Non-Qualified Options and Options that are ISOs.

     D. Determination of Fair Market Value. The “fair market value” of the Company’s Common Stock shall be determined as of the trading day next preceding the date of grant and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq Stock Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq Stock Market. If the Common Stock is not publicly traded at the time an Option is granted under the Plan, “fair market value” shall mean the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length.
     E. Option Duration. Subject to earlier termination as provided in subparagraphs G and H below or in the agreement relating to such Option, each Option shall expire on the date specified by the Committee, but not more than (i) ten years from the date of grant in the case of Options generally and (ii) five years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation.
     F. Exercisability of Options. Each Option granted under the Plan shall be exercisable as follows:
     1. Vesting. The Option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments as the Committee may specify.
     2. Full Vesting of Installments. Once an installment becomes exercisable, it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee.
     3. Partial Exercise. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable.
     4. Acceleration of Vesting. The Committee shall have the right to accelerate the date that any installment of any Option becomes exercisable; provided that the Committee shall not, without the consent of an optionee, accelerate the permitted exercise date of any installment of any Option granted to any employee as an ISO if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code.
     G. Termination of Employment. Unless otherwise specified in the agreement relating to such ISO, if an ISO optionee ceases to be employed by the Company and all Related Corporations other than by reason of death or disability as those terms are defined below, no further installments of his or her ISOs shall become exercisable, and his or her ISOs shall terminate on the date of termination of his or her employment. For purposes of this subparagraph G, employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed 90 days or, if longer, any period during which such optionee’s right to reemployment is guaranteed by statute or by contract.

A bona fide leave of absence with the written approval of the Committee shall not be considered an interruption of employment under this subparagraph G, provided that such written approval contractually obligates the Company or any Related Corporation to continue the employment of the optionee after the approved period of absence. ISOs granted under the Plan shall not be affected by any change of employment within or among the Company and Related Corporations, so long as the optionee continues to be an employee of the Company or any Related Corporation. Nothing in the Plan shall be deemed to give any grantee of any Option the right to be retained in employment or other service by the Company or any Related Corporation for any period of time.
     H. Death; Disability. Unless otherwise specified in the agreement relating to such ISO, if an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of his or her death, permanent and total disability (as defined in Section 22(c)(3) of the Code or any successor statute), any ISO owned by such optionee may be exercised, to the extent otherwise exercisable on the date of such death, or permanent and total disability, by the optionee, or if he or she is not living, by his or her estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, until the earlier of (i) the specified expiration date of the ISO or (ii) one year from the date of termination of employment.
     I. Assignability. No ISO shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution, and during the lifetime of the optionee shall be exercisable only by such optionee. Non-Qualified Options shall be transferable to the extent set forth in the agreement relating to such Non-Qualified Option.
     J. Exercise of Options. An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address, or to such transfer agent as the Company shall designate. Such notice shall identify the Option being exercised and specify the number of shares as to which such Option is being exercised, accompanied by full payment of the purchase price therefor either (a) in United States dollars in cash or by check, (b) at the discretion of the Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Option, (c) at the discretion of the Committee and consistent with applicable law, by delivery of the grantee’s personal recourse note bearing interest payable not less frequently than annually at a rate not less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code and secured by such collateral as may be required by the Committee, (d) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Option and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at the optionee’s direction at the time of exercise, or (e) at the discretion of the Committee, by any combination of (a), (b), (c) and (d) above. If the Committee exercises its discretion to permit payment of the exercise price of an ISO by means of the methods set forth in clauses (b), (c), (d) or (e) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of the ISO in question. The holder of an Option shall not have the rights of a shareholder with respect to the shares covered by such Option until the date of issuance of a stock certificate to such holder for such shares. Except as expressly provided above in paragraph 4(C) with respect to changes in capitalization, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.
     7. Restricted Stock. Restricted Stock awards shall be evidenced by written agreements (which need not be identical) in such forms as the Committee may from time to time approve, which shall set forth the number of shares of Common Stock awarded, the restrictions imposed thereon (which may include, without limitation, restrictions on the right of the grantee to sell, assign, transfer or encumber shares while such shares are subject to other restrictions imposed under this paragraph 7), the duration of such restrictions; the events (which may, in the discretion of the Committee, include performance-

based events or objectives) the occurrence of which would cause a forfeiture of the Restricted Stock in whole or in part; and such other terms and conditions as the Committee in its discretion deems appropriate. If so determined by the Committee at the time of an award of Restricted Stock, the lapse of restrictions on Restricted Stock may be based on the extent of achievement over a specified performance period of one or more performance targets based on performance criteria established by the Committee. Restricted Stock awards shall be effective upon execution of the applicable Restricted Stock agreement by the Company and the grantee. Following a Restricted Stock award and prior to the lapse or termination of the applicable restrictions, the share certificates for such Restricted Stock shall be held in escrow by the Company. Upon the lapse or termination of the applicable restrictions (and not before such time), the certificates for the Restricted Stock shall be issued or delivered to the grantee. From the date a Restricted Stock award is effective, the grantee shall be a shareholder with respect to all the shares represented by such certificates and shall have all the rights of a shareholder with respect to all such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares, subject only to the restrictions imposed by the Committee.
     8. Stock Bonus Awards.
     A. Awards of Stock Bonuses. A Stock Bonus Award is an award to an eligible person of shares of Common Stock (which may consist of Restricted Stock or Restricted Stock Units) for services to be rendered or for past services already rendered to the Company or any Related Corporation. All Stock Bonus Awards shall be made pursuant to a Stock Bonus Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to paragraph 2(A)(2) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan. No payment will be required for such shares awarded pursuant to a Stock Bonus Award.
     B. Terms of Stock Bonus Awards. The Committee will determine the number of shares of Common Stock to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals during any performance period as set out in advance in the Participant’s Stock Bonus Agreement. If the Stock Bonus Award is to be earned upon the satisfaction of performance targets during a particular performance period, the Committee shall: (a) determine the nature, length and starting date of any such performance period for the Stock Bonus Award; (b) select the performance targets to be used to measure performance goals; and (c) determine the number of shares of Common Stock that may be awarded to the Participant. Prior to the issuance of any shares or other payment to a Participant pursuant to a Stock Bonus Award, the Committee will determine the extent to which the Stock Bonus Award has been earned. Performance periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different performance periods and different performance targets and other criteria. The number of shares of Common Stock subject to Stock Bonus Awards may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to a Stock Bonus Award to take into account changes in law and accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.
     C. Payment to Participant. Subject to the provisions of Section 409A of the Code, the Committee will determine whether the earned portion of a Stock Bonus Award will be paid to the Participant currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee may determine. To the extent permissible under law, including said Section 409A, the Committee may also permit a Participant to defer payment under a Stock Bonus Award to a date or dates after the Stock Bonus Award is earned.

     9. Other Stock-Based Awards. The Committee is authorized to grant other Awards in the form of Other Stock-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of the Other Stock-Based Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any performance goals and performance periods that may apply with respect to the grant of such Other Stock-Based Awards. Such Other Stock-Based Awards shall be evidenced by written agreements (which need not be identical) in such forms as the Committee may from time to time approve, which shall include such terms and conditions as the Committee in its discretion deems appropriate. Other Stock-Based Awards shall be effective upon execution of the applicable Other Stock-Based Award agreements by the Company and the grantee.
     10. Corporate Transactions.
     A. Assumption or Replacement of Awards by Successor. In the event of: (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company and the Awards granted under the Plan are assumed or replaced by the successor corporation, which assumption shall be binding on all Participants), (ii) a dissolution or liquidation of the Company, (iii) the sale of substantially all of the assets of the Company, (iv) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company; or (v) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company)(any of the foregoing hereinafter referred to as a “Corporate Transaction”), any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants in the Plan. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to such Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding shares of Common Stock of the Company held by such Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to such Participant. In the event such successor corporation, if any, refuses to assume or replace the Awards, as provided above, pursuant to a Corporate Transaction or if there is no successor corporation due to a dissolution or liquidation of the Company, such Awards shall immediately vest as to 100% of the shares of Common Stock subject thereto at such time and on such conditions as the Board shall determine and the Awards shall expire at the closing of the transaction or at the time of dissolution or liquidation.
     B. Other Treatment of Awards. Subject to any greater rights granted to Participants under subparagraph A, in the event of a Corporate Transaction, any outstanding Awards shall be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation or sale of assets.
     C. Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Award under the Plan in substitution of such other company’s award, or (b) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan. Such substitution or assumption shall be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under the Plan if the other company had applied the rules of the Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award shall remain unchanged (except that the exercise price and the number and nature of shares of Common Stock issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted exercise price.
     11. Duration of Plan; Amendment of Plan. This Plan was adopted by the Board on March 22, 2006 subject to ratification by the stockholders of the Company at the Annual Meeting of Stockholders to be held on May 11, 2006. The Board may terminate or amend the Plan in any respect at any time, except that, without the approval of the stockholders obtained within 12 months before or after the Board adopts a resolution authorizing any of the following actions: (a) the total number of shares that may be issued under the Plan may not be increased (except by adjustment pursuant to paragraph 4C or paragraph 10); (b) the provisions of paragraph 3 regarding eligibility for grants of lSOs may not be modified; and (c) the provisions of paragraph 6(B) regarding the exercise price at which shares may be offered pursuant to Options may not be modified (except by adjustment pursuant to paragraph 10). Except as otherwise provided in this paragraph 11, in no event may action of the Board or stockholders alter or impair the rights of a grantee, without such grantee’s consent, under any Award previously granted to such grantee.
     12. Application Of Funds. The proceeds received by the Company from the sale of shares pursuant to Options granted under the Plan shall be used for general corporate purposes.
     13. Notice to Company of Disqualifying Disposition. By accepting an ISO granted under the Plan, each optionee agrees to notify the Company in writing immediately after such optionee makes a Disqualifying Disposition (as described in Sections 421, 422 and 424 of the Code and regulations thereunder) of any stock acquired pursuant to the exercise of ISOs granted under the Plan. A Disqualifying Disposition is generally any disposition occurring on or before the later of (a) the date two years following the date the ISO was granted or (b) the date one year following the date the ISO was exercised.
     14. Withholding of Income Taxes.
     A. Withholding Generally. Whenever shares of Common Stock are to be issued in satisfaction of Awards granted under the Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate(s) for the shares. If a payment in satisfaction of an Award is to be made in cash, the payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.
     B. Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may, in its sole discretion, allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the shares of Common Stock to be issued that number of whole shares having a fair market value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have shares of Common Stock withheld for this purpose shall be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.
     15. Governmental Regulation. The Company’s obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

     Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to send tax information statements to employees and former employees that exercise ISOs under the Plan, and the Company may be required to file tax information returns reporting the income received by grantees of Options in connection with the Plan.
     16. Governing Law. The validity and construction of the Plan and the instruments evidencing Awards shall be governed by the laws of the State of Delaware, or the laws of any jurisdiction in which the Company or its successors in interest may be organized.

Proxy - Psychemedics Corporation

PROXY FOR 2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 11, 2006
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby appoints Raymond C. Kubacki, Jr. and Peter C. Monson, or either of them (with full power to act alone), attorneys or attorney of the undersigned (with full power of substitution to each), to vote for and in the name of the undersigned, at the 2006 Annual Meeting of Stockholders of Psychemedics Corporation (the “Company”) to be held on Thursday, May 11, 2006 at 3:00 p.m. at the Langham Hotel, 250 Franklin Street, Boston, Massachusetts 02110 and any adjournments thereof, according to the number of shares and as fully as the undersigned would be entitled to vote if personally present.
Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Company’s Proxy Statement dated April 3, 2006 and on such other matters as may properly come before the meeting.
This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals A and B set forth on the reverse side.
PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PSYCHEMEDICS
CORPORATION
[CARD]

/ /	Mark box with an X if you have made changes to your name or address details above

Annual Meeting Proxy Card

Dear Stockholder:
Please take note of the important information enclosed with this Proxy Ballot.
Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.
Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card and return your proxy in the enclosed postage paid envelope.
Your vote must be received prior to the Annual Meeting of Stockholders, May 11, 2006.
Thank you in advance for your prompt consideration of these matters.
Sincerely,
Psychemedics Corporation

(A)	Election of Directors

The Board of Directors recommends a vote FOR the listed nominees.

	(01) Raymond C. Kubacki, Jr.	/ / For	/ / Withhold
	(02) Harry F. Connick	/ / For	/ / Withhold
	(03) Walter S. Tomenson, Jr.	/ / For	/ / Withhold
	(04) Fred J. Weinert	/ / For	/ / Withhold

(B)	Approval of the Company’s 2006 Equity Incentive Plan

The Board of Directors recommends a vote FOR proposal B.

/ / For / / Against / / Abstain

(C)	Mark box at right if a comment has
been noted below. / /

DO YOU HAVE ANY COMMENTS?

(D)	Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Please sign this proxy exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If the shareholder is a corporation, the signature should be that of an authorized officer who should state his or her title.

Signature 1:	Signature 2:	Date: